UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2012

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Item 8.01	Other Events.

SIGNATURES

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained in Item 8.01 of this Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

As previously disclosed, GameTech International, Inc. (the “Company”) entered into an Amended and Restated Loan Agreement with U.S. Bank N.A. and Bank of West (together the “Lenders”), on June 15, 2011, which amended the terms of the Company’s then-existing credit facility with the Lenders (as amended by a First Amendment to Amended and Restated Loan Agreement dated as of December 22, 2011 and the Forbearance Agreement and Second Amendment to Amended and Restated Loan Agreement dated as of May 7, 2012, the “Loan Agreement”).  In connection with its entry into the Loan Agreement, the Company granted the Lenders a first priority security interest in all of the Company’s assets.  Under the terms of the Loan Agreement, the outstanding principal balance, together with accrued but unpaid interest, matures on June 30, 2012.  As of the date hereof, the outstanding balance, together with accrued but unpaid interest, is approximately $16.4 million.

On June 27, 2012, the Company received notice of the sale and assignment of all of the interests held by the Lenders under the Loan Agreement to Yuri Itkis Gaming Trust of 1993 (“Buyer”).   The Company does not expect to make any further payment of principal or interest under the Loan Agreement prior to the maturity date, which would, among other things, trigger Buyer’s right under the Loan Agreement to exercise certain rights and remedies as provided for in Section 8.1 of the Loan Agreement.

The Company intends to initiate discussions with Buyer regarding its obligations under the Loan Agreement; however, no assurance can be made that the Company will be able to reach an agreement to avoid the enforcement by Buyer of its rights under the Loan Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

By:	/s/ Andrew Robinson
Andrew Robinson
Senior Vice President & Chief Financial Officer

Dated:   June 28, 2012

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